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                                                                    EXHIBIT 23.5

                          CONSENT OF KPMG PEAT MARWICK


We consent to incorporation by reference in this Registration Statement on Form S-4 of Octel Communications Corporation and the related Joint Proxy Statement/Prospectus of Octel Communications Corporation and VMX, Inc. of our reports dated July 28, 1993 related to the consolidated balance sheets of VMX, Inc. as of June 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended June 30, 1993, which reports appear or are incorporated by reference in the June 30, 1993 annual report on Form 10-K of VMX, Inc. We also consent to the reference to our firm under the heading "Experts."


                                                               KPMG PEAT MARWICK

San Jose, California
February 11, 1994





MEB2OU.R8(5P3)
02/16/94